Exhibit 10.6

TIME SHARING AGREEMENT

This Time Sharing Agreement (“Agreement”) is dated as of _______________, 2006 by and between Abbott Laboratories Inc. (“Company”), and ____________________ (“Executive”).

RECITALS

WHEREAS, Company owns or rightfully possesses and operates the aircraft set forth in Exhibit A attached hereto (individually and collectively, as the context requires, the “Aircraft”); and

WHEREAS, Company employs a fully qualified flight crew to operate the Aircraft; and

WHEREAS, Executive is __________________ of Abbott Laboratories, an Illinois Corporation (“Abbott”) and the parent corporation of Company; and

WHEREAS, in order to protect the safety and security of Executive and maximize his/her availability to carry out his/her responsibilities, Abbott’s Board of Directors has adopted a policy that generally requires Executive to travel on the Aircraft for all his/her air travel, whether on Abbott business or personal travel; and

WHEREAS, Executive desires to lease one or more of the Aircraft from time to time on a time sharing basis as defined in Sections 91.501(b)(6) and (c)(1) of the Federal Aviation Regulations (“FARs”) when he/she is required under the Board’s policy to fly on the Aircraft for personal travel.

NOW, THEREFORE, in consideration of the foregoing, and the other promises contained herein, the parties, intending to be legally bound hereby, agree as follows:

1. Company agrees to lease the Aircraft to Executive on a non-exclusive basis from time to time as mutually agreed between the parties pursuant to the provisions of FAR 91.501(b)(6) and (c)(1) and to provide a fully qualified flight crew for all operations conducted under this Agreement. This Agreement shall remain in effect until terminated by either party upon ten (10) days prior written notice to the other.

2. (a) Except as further limited by subparagraph 2(b) of this Agreement, Executive shall pay to Company for each flight conducted under this Agreement a lease fee (“Lease Fee”) equal to the actual expenses of each specific flight as authorized by FAR Part 91.501(d) except as such amount may be further limited by subparagraph 2(b) below. Such actual expenses shall include:

(i) Fuel, oil, lubricants, and other additives;

(ii) Travel expenses of the crew, including food, lodging and ground transportation;

(iii) Hangar and tie-down costs away from the Aircraft’s base of operation;

(iv) Insurance obtained for the specific flight;

(v) Landing fees, airport taxes and similar assessments;

(vi) Customs, foreign permits, and similar fees directly related to the flight;

(vii) In-flight food and beverages;

(viii) Passenger ground transportation; and

(ix) Flight planning and weather contract services.

(b) Notwithstanding the amount of the actual expenses set forth in subparagraph 2(a) of this Agreement, in no event shall Executive be obligated to pay Company a Lease Fee in excess of the greater of (x) or (y) below, where:

(x) equals the applicable subsection (i) or (ii) below:

(i) For travel between cities served by regularly scheduled first class commercial airline service, an amount equal to the lowest published cost of the first class airfare available to the general public, which will be solicited within one business day of the date the Executive requests the specific flight, for the dates traveled multiplied by the number of persons in Executive’s party for the flight; or

(ii) For travel between cities served by regularly scheduled coach or business class, but not first class commercial airline service, an amount equal to the lowest published cost of the unrestricted coach (or, if available, business class) airfare available to the general public, which will be solicited within one business day of the date the Executive requests the specific flight, for the dates traveled multiplied by the number of persons in Executive’s party for the flight; and

(y) equals the amount of income that would be imputed to Executive for the flight under the applicable Standard Industry Fare Levels as set forth in 26 C.F.R. §1.61-21(g) assuming that Executive did not pay the Lease Fee.

For purposes of the foregoing computation, if a city is not served by regularly scheduled commercial airline service, the foregoing provisions shall be applied utilizing a city selected by Company as close as reasonably practicable to the city without such service. Company’s determination of the Lease Fee shall be conclusive. Prior to any proposed flight, Company shall provide Executive with an estimate of the Lease Fee for the particular flight. If Executive proceeds with the proposed flight, he/she shall be obligated to pay the Lease Fee. Executive shall also be responsible to pay, together with any Lease Fee, applicable state and federal taxes (including, without limitation, federal excise taxes). If Executive declines the proposed flight, neither Executive nor Company shall have any further obligation with respect to the proposed flight.

3. Company will pay all expenses related to the operation of the Aircraft when incurred, and will provide an invoice to Executive for the Lease Fee determined in accordance with paragraph 2 above after any flight or flights for the account of Executive. Executive shall pay Company the Lease Fee, together with applicable taxes.

4. Executive will provide Company with requests for flight time and proposed flight schedules as far in advance of any given flight as possible, and in any case, at least two (2) business days in advance of Executive’s planned departure (unless Company agrees to a shorter notice in a particular case in its discretion). Requests for flight time shall be in a form, whether written or oral, mutually convenient to, and agreed upon by the parties. In addition to the proposed schedules and flight times, Executive shall provide at least the following information for each proposed flight prior to scheduled departure as required by the Company or Company’s flight crew:

(a) proposed departure point;

(b) destination;

(c) date and time of flight;

(d) the number, name, and relationship to the Executive of anticipated passengers;

(e) the nature and extent of luggage and/or cargo to be carried;

(f) the date and time of return flight, if any; and

(g) any other information concerning the proposed flight that may be pertinent or required by Company or Company’s flight crew.

5. Company shall have final authority over the scheduling of the Aircraft, provided, however, that Company will use reasonable efforts to accommodate Executive’s requests and to avoid conflicts in scheduling. It is understood that Company shall not be obligated to retain or contract for additional flight crew or maintenance personnel or equipment in order to accommodate Executive’s schedule requests.

6. Company shall be solely responsible for securing maintenance, preventive maintenance and required or otherwise necessary inspections on the Aircraft, and shall take such requirements into account in scheduling the Aircraft. No period of maintenance, preventative maintenance or inspection shall be delayed or postponed for the purpose of scheduling the Aircraft, unless said maintenance or inspection can be safely conducted at a later time in compliance with all applicable laws and regulations, and within the sound discretion of the pilot in command. The pilot in command shall have final and complete authority to cancel any flight for any reason or condition that in his or her judgment would compromise the safety of the flight.

7. Company shall ensure that for each flight conducted under this Agreement, the Aircraft will be under the command of a qualified flight crew. All flight operations by or on behalf of Executive under this Agreement shall be conducted under Part 91 of the FAR. The Company shall have and exercise exclusive operational control of the Aircraft during all phases of all flights under this Agreement, including, without limitation, all flights during which Executive, and/or his/her guests, designees, or property are on-board the Aircraft.

8. In accordance with applicable FARs, the qualified flight crew provided by Company will exercise all of its duties and responsibilities in regard to the safety of each flight conducted hereunder. Executive specifically agrees that the flight crew, in its sole discretion, may terminate any flight, refuse to commence any flight, or take other action that in the considered judgment of the pilot in command is necessitated by considerations of safety. No such action of the pilot in command shall create or support any liability for loss, injury, damage or delay to Executive or any other person. The parties further agree that Company shall not be liable for delay or failure to furnish the Aircraft and crew pursuant to this Agreement for any reason whatsoever.

9. Company will maintain or cause to be maintained in full force and effect throughout the term of this Agreement aircraft liability insurance in respect of the Aircraft. Such insurance shall (i) name Executive as an additional insured; (ii) contain a waiver of subrogation against Executive; and (iii) shall provide that if the insurers cancel such insurance for any reason whatsoever, if the insurance is not renewed due to non-payment of premium or if there is any material change in policy terms and conditions, such cancellation, change or lapse shall not be effective as to Executive unless Executive has been provided with at least thirty (30) days prior written notice. Company will provide such additional insurance coverage as Executive shall request or require, provided, however, that the cost of such additional insurance shall be borne by Executive as set forth in paragraph 2.

10. Executive warrants that:

(a)  He/she will use the Aircraft for and on account of his/her own business or personal use only, and will not use the Aircraft for the purpose of providing transportation of passengers or cargo in air commerce for compensation or hire;

(b) He/she will refrain from incurring any mechanics or other lien in connection with inspection, preventative maintenance, maintenance or storage of the Aircraft, whether permissible or impermissible under this Agreement, nor shall there be any attempt by Executive to convey, mortgage, assign, lease or any way alienate the Aircraft or create any kind of lien or security interest involving the Aircraft or do anything or take any action that might mature into such a lien; and

(c) During the term of this Agreement, he/she will, and will cause any passengers in his/her party to, abide by and conform to all such laws, governmental and airport orders, rules and regulations, as shall from time to time be in effect relating in any way to the operation and use of the Aircraft by a time sharing lessee.

11. The Company assumes and shall bear the entire risk of loss, theft, confiscation, damage to, or destruction of the Aircraft. The Company shall release, indemnify, defend and hold harmless the Executive and his/her heirs, executors and personal representatives from and against any and all losses, liabilities, claims, judgments, damages, fines, penalties, deficiencies and expenses (including, without limitation, reasonable attorneys fees and expenses) incurred or suffered by Executive on account of a claim or action made or instituted by a third person arising out of or resulting from operations of the Aircraft hereunder and/or any services provided by the Company to Executive hereunder, except to the extent attributable to the gross negligence or willful misconduct of Executive or his/her guests on the Aircraft.

12. For purposes of this Agreement, the permanent base of operation of the Aircraft shall be Waukegan, Illinois.

13. Neither this Agreement nor any party’s interest herein shall be assignable to any other party whatsoever. This Agreement shall inure to the benefit of and be binding upon the parties hereto, and their respective heirs, representatives and successors.

14. This Agreement constitutes the entire agreement of the parties with respect to the time-share of the Aircraft as set forth herein. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Illinois.

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15. TRUTH IN LEASING STATEMENT

THE AIRCRAFT HAVE BEEN MAINTAINED AND INSPECTED UNDER FAR PART 91.409(f)(3) DURING THE 12 MONTH PERIOD (OR SUCH SHORTER PERIOD AS THE AIRCRAFT HAS BEEN OPERATED BY COMPANY) PRECEDING THE DATE OF THIS LEASE.

THE AIRCRAFT WILL BE MAINTAINED AND INSPECTED UNDER FAR PART 91.409(f)(3) FOR OPERATIONS TO BE CONDUCTED UNDER THIS LEASE.

ABBOTT LABORATORIES INC., A DELAWARE CORPORATION, IS CONSIDERED RESPONSIBLE FOR OPERATIONAL CONTROL OF ALL AIRCRAFT IDENTIFIED AND TO BE OPERATED UNDER THIS LEASE. I, THE UNDERSIGNED, __________________, AS _____________________ OF ABBOTT LABORATORIES INC. CERTIFY THAT ABBOTT LABORATORIES INC. IS RESPONSIBLE FOR OPERATIONAL CONTROL OF THE AIRCRAFT FOR OPERATIONS TO BE CONDUCTED UNDER THIS LEASE AND THAT IT UNDERSTANDS ITS RESPONSIBILITIES FOR COMPLIANCE WITH APPLICABLE FEDERAL AVIATION REGULATIONS.

AN EXPLANATION OF FACTORS BEARING ON OPERATIONAL CONTROL AND PERTINENT FEDERAL AVIATION REGULATIONS CAN BE OBTAINED FROM THE NEAREST FAA FLIGHT STANDARDS DISTRICT OFFICE.

THE ADDRESS OF ABBOTT LABORATORIES INC. IS:

2900 West Aviation Drive

Waukegan, IL 60087

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ABBOTT LABORATORIES INC.	EXECUTIVE:

By:	By:

Its:		of Abbott Laboratories

Exhibit A — List of Aircraft